   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1998
                                                     REGISTRATION NO. 333-50463
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            PS BUSINESS PARKS, INC.
                 (FORMERLY PUBLIC STORAGE PROPERTIES XI, INC.)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                 CALIFORNIA                                      95-4300881
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                              701 WESTERN AVENUE
                        GLENDALE, CALIFORNIA 91201-2397
                                (818) 244-8080
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 HARVEY LENKIN
                            PS BUSINESS PARKS, INC.
                              701 WESTERN AVENUE
                        GLENDALE, CALIFORNIA 91201-2397
                                (818) 244-8080
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                             DAVID GOLDBERG, ESQ.
                            PS BUSINESS PARKS, INC.
                              701 WESTERN AVENUE
                        GLENDALE, CALIFORNIA 91201-2397

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                          --------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                         --------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                                     PROPOSED
                                                     MAXIMUM        PROPOSED
                                       AMOUNT     OFFERING PRICE    MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE       PER SHARE OR    AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED        UNIT      OFFERING PRICE      FEE
----------------------------------------------------------------------------------------------
Preferred Stock, $.01 par value
 per share......................       (1)(3)          (2)         (1)(2)(3)         N/A
Depositary Shares...............       (1)(3)          (2)         (1)(2)(3)         N/A
Equity Stock, $.01 par value per
 share..........................       (1)(4)          (2)         (1)(2)(4)         N/A
Common Stock, $.01 par value
 per share......................       (1)(5)          (2)         (1)(2)(5)         N/A
Warrants........................       (1)(6)          (2)         (1)(2)(6)         N/A
 Total..........................    $500,000,000       (2)        $500,000,000     $147,500(7)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. 4,669,059 shares of Common Stock at a proposed maximum aggregate offering price of $116,434,659 being registered are being allocated to registered resales in secondary offerings (includes any securities issuable upon stock splits and similar transactions pursuant to Rule 416).
(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. No separate consideration will be received for any Depositary Shares representing shares of Preferred Stock of the Registrant.
(3) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock, and Depositary Shares representing a fractional interest in a share of Preferred Stock, as may be sold, from time to time, by the Registrant. In the event Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Preferred Stock will be issued to a Depositary under a Deposit Agreement. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby.
(4) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Equity Stock as may be sold, from time to time, by the Registrant.
(5) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Preferred Stock or the Equity Stock or exercise of Warrants registered hereby.
(6) Subject to Footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Preferred Stock, Equity Stock or Common Stock, as the case may be, registered pursuant to this Registration Statement.
(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. The registration fee was previously paid in connection with the initial filing on April 20, 1998. $34,349 of the registration fee has been allocated to the registration of the securities described in Footnote 1 for registered resales in secondary offerings.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS

                            PS BUSINESS PARKS, INC.

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                 EQUITY STOCK

                                 COMMON STOCK

                                   WARRANTS

  PS Business Parks, Inc. (formerly Public Storage Properties XI, Inc.) (the "Company") may from time to time offer in one or more series (i) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and depositary shares (the "Depositary Shares") representing a fractional interest in a share of Preferred Stock, (ii) shares of equity stock, par value $.01 per share (the "Equity Stock"), (iii) shares of common stock, par value $.10 per share (the "Common Stock"), or (iv) warrants to purchase Preferred Stock, Equity Stock or Common Stock (the "Warrants"), with an aggregate public offering price of up to $500,000,000 on terms to be determined at the time of offering. The Preferred Stock, Depositary Shares, Equity Stock, Common Stock and Warrants (collectively, the "Securities") may be offered, separately or together (in any combination), as separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock and Depositary Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, the offering price and whether Depositary Shares will be offered, and if so, the fraction of a share of Preferred Stock represented by a Depositary Share; (ii) in the case of Equity Stock, the specific title, any dividend, liquidation, redemption, conversion, voting and other rights and the offering price; (iii) in the case of Common Stock, the offering price; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability.

  The applicable Prospectus Supplement will also contain information, where applicable, about any listing on a securities exchange of the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

  This Prospectus may also be used in registered resales as described under "Plan of Distribution."

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 IN THIS PROSPECTUS.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON    THE   ACCURACY   OR   ADEQUACY   OF    THIS   PROSPECTUS.
   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                               May 15, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's World Wide Web site at http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange ("AMEX") and all such material filed by the Company with AMEX can be inspected at AMEX, 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus or in any document incorporated herein by reference regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-10709), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1997, (ii) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) the Current Report on Form 8-K/A dated January 29, 1998, the Current Report on Form 8-K dated March 17, 1998, as amended by a Form 8-K/A dated April 17, 1998, and the Current Report on Form 8-K dated May 4, 1998 and
(iv) the description of the Company's Common Stock (formerly Common Stock Series A), $.01 par value per share, contained in the Company's Registration Statement on Form 8-A, effective March 15, 1991, as supplemented by the description of the Company's Common Stock contained in this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such information), will be provided without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests for such copies should be directed to Investor Services Department, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2397, telephone number
(818) 244-8080.

                                  THE COMPANY

  The Company is a self-advised and self-managed real estate investment trust that acquires, owns and operates commercial properties. The Company is the sole general partner of PS Business Parks, L.P. (the "Operating Partnership") through which the Company conducts most of its activities and owned, as of May 15, 1998, an approximate 66% partnership interest. Substantially all of the remaining partnership interest is owned by Public Storage, Inc. ("PSI") and its affiliates.

  In a March 1998 merger (the "Merger") with American Office Park Properties, Inc. ("AOPP"), the Company acquired the commercial property business previously operated by PSI and was renamed "PS Business Parks, Inc." As of May 15, 1998, the Company and the Operating Partnership owned 93 commercial properties in 11 states containing approximately 9,900,000 square feet of space. The Operating Partnership also manages 35 commercial properties (approximately 1,000,000 square feet of space) in which it has no ownership interest.

  The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") commencing with its taxable year ended December 31, 1990. To the extent that the Company continues to qualify as a REIT, it will not be taxed, with certain limited exceptions, on the net income that is distributed currently to its Shareholders (the "Shareholders"). See "Certain Federal Income Tax Considerations." The Company was incorporated in California in 1990; its principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2397. Its telephone number is (818) 244-8080.

                                 RISK FACTORS

  In evaluating the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus (and in the applicable Prospectus Supplement) and the Registration Statement.

CONTROL AND INFLUENCE BY PSI

  At May 15, 1998, PSI owned 26.4% of the outstanding shares of Common Stock (47.2% upon conversion of PSI's interest in the Operating Partnership). Consequently, PSI has the ability to effectively control all matters submitted to a vote of Shareholders, including the election of directors, amendment of the Company's articles of incorporation, dissolution and the approval of other extraordinary transactions. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

  PSI and an institutional Shareholder owning 28.4% of the Common Stock as of May 15, 1998 have agreed to vote their respective shares of Common Stock to support specified nominees to the Board of Directors until the expiration of the voting agreement, which would not be earlier than December 2001. This voting agreement will further enhance PSI's control of the Company.

OWNERSHIP LIMITATIONS AND ANTITAKEOVER PROVISIONS

  The Company's articles of incorporation restrict the number of shares that may be owned by any other person and the partnership agreement of the Operating Partnership (the "Partnership Agreement") contains an anti-takeover provision. Unless the restrictions in the articles of incorporation are waived by the Board of Directors, no Shareholder (other than PSI and certain other specified, and categories of, Shareholders) may own more than 2% of the outstanding shares of Common Stock. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of the Company to obtain the favorable tax benefits afforded a qualified REIT. An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public Shareholders. Such provisions may prevent future takeover attempts which the Board of Directors has not approved even if a majority of the Shareholders deem it to be in their best interests or in which the Shareholders would receive a premium for their shares over the then market value. See "Description of Common Stock--Ownership Limitations".

  The Board of Directors is authorized, without Shareholder approval, to issue up to 50,000,000 shares of Preferred Stock and up to 100,000,000 shares of Equity Stock, in each case in one or more series. Each series of Preferred Stock or Equity Stock shall have such rights, preferences, privileges and restrictions as may be determined by the Board of Directors. The Board would be authorized to establish a class or series of shares that could delay, defer or prevent a transaction or a change in control of the Company that might involve a price for the Common Stock or other attributes which the Shareholders may consider to be desirable. The articles of incorporation and bylaws of the Company also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a price for the Common Stock or other attributes that the Shareholders may consider to be desirable. The Company also may cause the Operating Partnership to offer additional units in the Operating Partnership in exchange for property or otherwise.

  The Partnership Agreement provides that the Company may not generally engage in a business consolidation unless the limited partners of the Operating Partnership are entitled to receive the same proportionate consideration as holders of Common Stock. In addition, the Company will not engage in a business combination unless the transaction would have been approved had the limited partners of the Operating Partnership been able to vote together with the Shareholders. As a result of these provisions, the Company may be precluded from engaging in a proposed business combination.

RISKS RELATING TO THE OPERATING PARTNERSHIP

  Limited partners of the Operating Partnership (including PSI and its affiliates) have the right to vote on certain amendments to the Partnership Agreement. These voting rights may be exercised in a manner that conflicts with the interests of the Shareholders. Also, the Company, as the general partner of the Operating Partnership, has fiduciary duties to the limited partners, the discharge of which may conflict with interests of the Shareholders.

PSI'S CONSENT TO CERTAIN PROPERTY SALES

  Prior to 2007, the Company is restricted from selling any of 13 designated properties without PSI's consent. Since PSI would incur adverse tax consequences upon a sale of these properties, there may be a conflict between the interests of PSI and the other Shareholders as to the optimum time to sell these properties.

CERTAIN INSTITUTIONAL INVESTORS HAVE SPECIAL RIGHTS

  Certain institutional investors have rights in the Company, such as the right to approve nominees to the Company's Board of Directors, the right to purchase securities offered by the Company in certain circumstances and the right to require registration of their shares, not available to public Shareholders.

FEDERAL INCOME TAX RISKS

  REDUCED CASH FLOW TO SHAREHOLDERS IF THE COMPANY FAILED TO QUALIFY AS A REIT. The Company believes that commencing with its taxable year ended December 31, 1990, it has been organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and that its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. The Company's qualification and taxation as a REIT depend upon both (i) the satisfaction in the past by AOPP of the requirements for qualification and taxation as a REIT and (ii) the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to Shareholders and the diversity of its stock ownership. Although management believes that the Company has been and will continue to be organized and has been and will continue to be operated in such a manner as to qualify as a REIT, no assurance can be given that the actual results of the operations of the Company and AOPP, the sources of their income, the nature of their assets, the level of their distributions to Shareholders and the diversity of their share ownership for any given taxable year in the past or in the future will satisfy the requirements under the Code for qualification and taxation as a REIT. In this regard, the stock ownership limits set forth in the Company's articles of incorporation do not necessarily ensure that the Company will be able to satisfy the requirement that it not be "closely held" for any given taxable year. For any taxable year that the Company fails to qualify as a REIT and the relief provisions do not apply, the Company would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its Shareholders. Those taxes would reduce the amount of cash available to the Company for distribution to its Shareholders or for reinvestment. As a result, failure of the Company to qualify during any taxable year as a REIT could have a material adverse effect upon the Company and its Shareholders. Furthermore, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company fails to qualify.

  REDUCED CASH FLOW TO SHAREHOLDERS IF AOPP FAILED TO QUALIFY AS A REIT. AOPP elected to qualify for taxation as a REIT effective for its tax year ended 1997. The Company and AOPP believe that AOPP was organized and operated until the time of the Merger in conformity with the requirements for taxation as a REIT. If, for any reason, the IRS were subsequently to determine that AOPP failed to meet the requirements for REIT status, AOPP could lose its REIT qualification, causing the Company to lose its REIT qualification for the year of the Merger and for subsequent years. Among other requirements, a REIT is not permitted to have at the end of any taxable year any undistributed earnings and profits that are attributable to a "C corporation" taxable year.

AOPP was taxable as a "C corporation" prior to 1997, and believes that at the end of 1996 it did not have any undistributed "C corporation" earnings and profits. However, neither AOPP nor the Company has sought an opinion of counsel or outside accountants to the effect that there are no "C corporation earnings and profits" at that time or as a result of the Merger or to the effect that AOPP otherwise qualified for taxation as a REIT.

  BORROWINGS MAY BE REQUIRED TO MEET REIT MINIMUM DISTRIBUTION REQUIREMENTS; POSSIBLE INCURRENCE OF ADDITIONAL DEBT. In order to qualify as a REIT, the Company generally will be required each year to distribute to the Shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years. The Company intends to make distributions to the Shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its Shareholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company to borrow funds on a short-term (or possibly long-term) basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

VALUE OF INVESTMENT REDUCED BY GENERAL RISKS OF REAL ESTATE OWNERSHIP

  GENERAL REAL ESTATE RISKS. The Company owns and operates commercial properties and is subject to the risks of ownership of real estate-related assets generally and of ownership of commercial properties in particular. These risks include (i) the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates), (ii) the perceptions of prospective tenants of the attractiveness, convenience and safety of the Company's properties,
(iii) the ability of the Company to provide adequate management, maintenance and insurance, (iv) the Company's ability to collect all rent from tenants on a timely basis, (v) the expense of periodically renovating, repairing and reletting spaces and (vi) increasing operating costs (including real estate taxes and utilities) to the extent that such increased costs cannot be passed through to tenants, (vi) changes in tax, real estate and zoning laws. Certain significant costs associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) generally are not reduced when circumstances cause a reduction in rental revenues from a property and vacancies result in loss of the ability to receive tenant reimbursements of operating costs customarily borne by commercial real estate tenants. In addition, real estate values and income from properties are also affected by such factors as compliance with laws applicable to real property, including environmental and tax laws, interest rate levels and the availability of financing. Furthermore, the amount of available rental square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

  If the Company's properties do not generate revenue sufficient to meet operating expenses, including any debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs, and the Company's cash available for distribution and ability to make expected distributions to its Shareholders will be adversely affected.

  RECENT ACQUISITIONS. The Company recently has acquired a significant portion (at May 15, 1998, 41 properties containing approximately 5,600,000 square feet of space) of its overall portfolio. In addition, the Company anticipates that it will continue to acquire commercial properties in the future. Newly acquired properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and the operating performance of these properties may therefore be less than anticipated or may decline. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure.

  LEASE EXPIRATIONS. The Company is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Certain leases pertaining to the Company's properties grant their tenants early termination rights upon payment of a termination penalty. The Company has estimated the expenditures for new and renewal leases for 1998 but no assurances can be given that the Company has correctly estimated such expenses. Lease expirations will require the Company to locate new tenants and negotiate replacement leases with such tenants. Replacement leases typically require the Company to incur tenant improvements, other tenant inducements and leasing commissions, in each case, which may be higher than the costs relating to renewal leases. If the Company is unable to promptly relet or renew leases for all or a substantial portion of expiring space, if the rental rates upon such renewal or reletting are significantly lower than expected or if the Company's reserves for these purposes prove inadequate, the Company's cash available for distribution and ability to make expected distributions to Shareholders could be adversely affected.

  FINANCIALLY DISTRESSED TENANTS. In the event of any lease default by a tenant, the Company may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. In addition, at any time, a tenant of one of the Company's properties may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in cash available for distribution to Shareholders.

  SIGNIFICANT COMPETITION AMONG COMMERCIAL PROPERTIES. Numerous commercial properties compete with the Company's properties in attracting tenants to lease space and additional properties can be expected to be built in the markets in which the Company's properties are located. The number and quality of competitive commercial properties in a particular area will have a material effect on the Company's ability to lease space at the properties or at newly acquired properties and on the rents charged. Some of these competing properties may be newer or better located than the Company's properties. In addition, the commercial real estate market has become highly competitive. There is a significant number of buyers of commercial properties, including other publicly-traded commercial REITs, many of which have significant financial resources. This has resulted in increased competition in acquiring attractive commercial properties. Accordingly, it is possible that the Company may not be able to meet its desired level of property acquisitions due to such competition or other factors which may have an adverse effect on the Company's expected growth in 1998 and subsequent years.

UNINSURED LOSSES

  The Company carries insurance with respect to its properties with policy terms and conditions customarily carried for similar properties. No assurance can be given, however, that material losses in excess of insurance proceeds will not occur in the future which would adversely affect the business of the Company and its financial condition and results of operations. In addition, certain types of losses are, or may become, uninsurable, not fully insurable or economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property, and would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

POSSIBLE ADVERSE EFFECTS OF ILLIQUIDITY OF REAL ESTATE INVESTMENTS

  Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the ability of a REIT to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to Shareholders.

REDUCED PROPERTY INCOME FROM CHANGES IN LAWS

  Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make expected distributions to Shareholders. The Company's properties are also subject to various federal, state, and local regulatory requirements, such as requirements of the state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Company's properties are currently in material compliance with all such requirements. However, there can be no assurance that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and ability to make distributions.

ADVERSE EFFECT OF POSSIBLE ADDITIONAL COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT ON CASH FLOW AND DISTRIBUTIONS

  Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Existing commercial properties generally are exempt from the provisions of the ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. While the amounts of such compliance costs, if any, are not currently ascertainable, they are not expected to have a material effect on the Company.

LACK OF CONTROL OF PROPERTIES BY THE COMPANY RESULTING FROM PARTNERSHIP AND JOINT VENTURE PROPERTY OWNERSHIP STRUCTURES

  The Company owns most of its properties through the Operating Partnership. In addition, the Company may also participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local environmental laws, regulations and ordinances, an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain environmental laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain environmental laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

  The Company has conducted preliminary environmental assessments of most of its properties (and the Company intends to conduct such assessments in connection with future property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. The preliminary environmental assessments, including subsequent procedures where applicable, have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such material environmental liability. When preliminary environmental assessments, including subsequent procedures where applicable, have revealed any potential environmental liability, the Company has obtained an indemnification from entities which it deems to be creditworthy (including
PSI) or established escrows with funds that would otherwise be payable to sellers of property to remediate the environmental matter. Nevertheless, it is possible that the preliminary environmental assessments, relating to the properties do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by tenants, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

POSSIBLE CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL; NO LIMITATION ON
DEBT

  The Company's investment, financing and distribution policies, and its policies with respect to all other activities, including growth, capitalization and operations, will be determined by the Board of Directors. The organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. The amount of indebtedness, and the Company's other investment, financing and distribution policies, may be changed by the Board of Directors without a vote of the Shareholders. A change in these policies, including the Company's level of debt, could adversely affect the Company's financial condition or results of operations or the market price of the Common Stock.

DILUTION AND SUBORDINATION

  The interest of Shareholders can be diluted through the issuance of additional securities. If the Company issues Preferred Stock or Equity Stock, the interest of Shareholders could be subordinated, and if the Company issues additional Common Stock, the interest of Shareholders could be diluted.

POSSIBLE ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

  One of the factors that is expected to influence the market price of the Common Stock is the annual distribution rate on the Common Stock. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate for future distributions. Such an increase in the required distribution rate may adversely affect the market price of the Common Stock.

POSSIBLE ADVERSE EFFECT ON PRICE OF COMMON SHARES OF SHARES AVAILABLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock or other Securities, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock or other Securities. Certain Shareholders hold significant numbers of shares of Common Stock and, subject to compliance with applicable securities laws, could determine to reduce or liquidate such holdings through sales in the public markets or otherwise. Because certain of these shares of Common Stock were sold to the holders thereof in offerings exempt from the registration provisions of the Securities Act, resale is restricted for prescribed times and manners pursuant to Rule 144 under the Securities Act. However, these restrictions lapse at the times and in the manner specified in such Rule. In addition, certain of the Shareholders whose shares of Common Stock are subject to restriction on resale under Rule 144 have certain rights to require that the Company register such shares for offer or sale to the public.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the efforts of its executive officers, including Ronald L. Havner, Jr., the Company's chief executive officer and president, and Mary Jayne Howard, the Company's chief operating officer and executive vice president. The loss of either of their services may have an adverse effect on the operations of the Company. The Company maintains no key person insurance with respect to either of these individuals.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, primarily to make investments in commercial properties, including mortgage loans and interests in real estate entities, and to repay outstanding bank borrowings under the Company's credit facility.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by fixed charges. Earnings consists of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges less the portion of minority interest in income which does not contribute to fixed charges. The ratio is computed using the operations and fixed charges of AOPP, the predecessor for accounting and financial reporting purposes of the Company.

                                  FOR THE THREE
                                   MONTHS ENDED   FOR THE YEAR ENDED DECEMBER
                                    MARCH 31,                 31,
                                  -------------- -----------------------------
                                   1998    1997    1997    1996 1995 1994 1993
                                  ------- ------ --------- ---- ---- ---- ----
   Ratio of earnings to combined
    fixed charges and preferred
    stock dividends..............   29.92   N/A  12,403.00 N/A  N/A  N/A  N/A

  N/A--not applicable as the Company did not have any fixed charges in this period.

                          DESCRIPTION OF COMMON STOCK

  The Company is authorized to issue 100,000,000 shares of Common Stock. At May 15, 1998, the Company had outstanding 18,609,850 shares of Common Stock (exclusive of an aggregate of approximately 8,142,000 shares issuable upon exchange of interests in the Operating Partnership and shares subject to options).

COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's articles of incorporation and bylaws.

  Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on outstanding preferred stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. Holders of Common Stock have no preemptive rights, except such as have been provided to certain Shareholders by contract, which means public Shareholders have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to such holders for a vote, with the exception that they have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting means that each holder of Common

Stock is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A holder of Common Stock may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses. The outstanding shares of Common Stock are, and additional shares of Common Stock will be, when issued, fully paid and nonassessable.

  The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock or Equity Stock which the Company may designate and issue in the future. See "Description of Preferred Stock" and "Description of Equity Stock."

OWNERSHIP LIMITATIONS

  For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, the Company's articles of incorporation provide certain restrictions on the shares of capital stock that any Shareholder may own.

  The Company's articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of Common Stock and (B) 9.9% of the outstanding shares of each class or series of shares of Preferred Stock or Equity Stock and that all shares of stock be imprinted with a legend setting forth such restriction. The articles of incorporation provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including PSI) upon completion of, and after giving effect to, the Merger. Thus, this limitation does not affect the ownership of Common Stock held by PSI and certain other Shareholders at the time of the Merger. Furthermore, the limitation does not apply with respect to shares of stock deemed to be owned by a person as a result of such person's ownership of shares of PSI (however, such ownership will be taken into account in determining whether a subsequent acquisition or transfer of shares of the Company (but not PSI) violates the ownership limit). The ownership limitation is intended to assist in preserving the Company's REIT status in view of PSI's substantial ownership interest in the Company and the Hughes family's substantial ownership interest in PSI. There can be no assurance, however, that such ownership limit will enable the Company to satisfy the requirement that a REIT not be "closely held" within the meaning of Section 856(h) of the Code for any given taxable year, in part as a result of the provision described above providing that the ownership limitation generally does not apply to shares of the Company deemed to be owned as a result of a person's ownership of shares of PSI.

  The articles of incorporation provide that the Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that the Company would not be "closely held" within the meaning of
Section 856(h) of the Code (without regard to whether the event in question takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by such person of beneficial ownership of the maximum amount of capital stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other persons of stock (taking into account any other exceptions granted) and (B) such person provides to the Board of Directors such representations and undertakings as the Board of Directors may require. In any case, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of capital stock if such ownership or acquisition (i) would cause more than 50% in value of outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company's failing to qualify as a REIT. Pursuant to authority in the Company's articles of incorporation, the Board of Directors has granted an exception to the ownership limits to permit any person that is eligible to file schedule 13G pursuant to rule 13d-1(b)(1)(ii) under the Exchange Act, i.e., generally an institutional investor, to own or acquire up to 7% of the outstanding shares of Common Stock.

  The articles of incorporation provide that if after the Merger any holder of capital stock purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the articles of incorporation in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares to the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Each purported transferee shall be deemed to have waived any claims such purported transferee may have against the trustee and the Company arising from the disposition of the shares, except for claims arising from the trustee's or the Company's gross negligence, willful misconduct, or failure to make payments when required by the articles of incorporation.

                        DESCRIPTION OF PREFERRED STOCK

  The Company is authorized to issue 50,000,000 shares of Preferred Stock. At May 15, 1998, the Company had no outstanding shares of Preferred Stock. The Company's articles of incorporation provide that the Preferred Stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of Preferred Stock. Holders of Preferred Stock have no preemptive rights. The Preferred Stock will be, when issued, fully paid and nonassessable.

  The issuance of Preferred Stock with special voting rights (or Common Stock) could be used to deter attempts by a single Shareholder or group of Shareholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue the Preferred Stock (or Common Stock) for such purposes.

OWNERSHIP LIMITATIONS

  For a discussion of the ownership limitations that apply to Preferred Stock, see "Description of Common Stock--Ownership Limitations."

TERMS OF PREFERRED STOCK

  The following description of Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's articles of incorporation (including the applicable form of certificate of determination) and bylaws.

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including, where applicable, the following: (1) the title and stated value of such Preferred Stock; (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (5) the provision for a sinking fund, if any, for such Preferred Stock; (6) the provision for redemption, if applicable, of such Preferred Stock; (7) any listing of such Preferred Stock on any securities exchange; (8) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (9) the voting rights, if any, of such Preferred Stock; (10) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (11) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

  Ranking. The ranking of the Preferred Stock is set forth in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, such Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to the Common Stock, any additional class of common stock and any series of Preferred Stock expressly made junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; (ii) on a parity with all Preferred Stock previously issued by the Company the terms of which specifically provide that such Preferred Stock rank on a parity with the Preferred Stock offered hereby with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all Preferred Stock previously issued by the Company the terms of which specifically provide that such Preferred Stock rank senior to the Preferred Stock offered hereby with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

  Dividends. Holders of shares of the Preferred Stock of each series offered hereby shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

  Dividends on any series of the Preferred Stock offered hereby may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  No dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

  Any dividend payment made on shares of a series of Cumulative Preferred Stock offered hereby shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock offered hereby that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, no shares of any series of Preferred Stock offered hereby shall be redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed unless, in each case, (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

  Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Preferred Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Preferred Stock as Shareholders of the Company, except the right to receive the redemption price (but without interest), will cease.

  Subject to applicable law and the limitation on purchases when dividends on Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or by private agreement.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Voting Rights. Holders of the Preferred Stock offered hereby will not have any voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable Prospectus Supplement.

  If the equivalent of six quarterly dividends payable on any series of Preferred Stock are in default (whether or not declared or consecutive), the holders of all such series of Preferred Stock, voting as a single class with all other series of Preferred Stock upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional directors until all dividends in default have been paid or declared and set apart for payment.

  Such right to vote separately to elect directors shall, when vested, be subject, always, to the same provisions for vesting of such right to elect directors separately in the case of future dividend defaults. At any time when such right to elect directors separately shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of preferred shares of the Company then outstanding shall, call a special meeting of Shareholders for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the bylaws, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of Shareholders, and the holders of all classes of outstanding preferred stock are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of Shareholders. Directors so elected shall serve until the next annual meeting of Shareholders or until their respective successors are elected and qualify. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.

  The affirmative vote or consent of the holders of at least a majority of the outstanding shares of each series of Preferred Stock will be required to amend or repeal any provision of or add any provision to, the Company's articles of incorporation, including the certificate of determination, if such action would materially and adversely alter or change the rights, preferences or privileges of such series of Preferred Stock.

  No consent or approval of the holders of any series of Preferred Stock offered hereby will be required for the issuance from the Company's authorized but unissued Preferred Stock of other shares of any series of Preferred Stock ranking on a parity with or junior to such series of Preferred Stock, or senior to a series of Preferred Stock expressly made junior to other series of Preferred Stock as to payment of dividends and distribution of assets, including other shares of such series of Preferred Stock.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of Preferred Stock offered hereby are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Company or the holders of the Preferred Stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

                     DESCRIPTION OF THE DEPOSITARY SHARES

  The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

  The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Company's articles of incorporation and the form of certificate of determination for the applicable series of Preferred Stock.

DIVIDENDS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

  If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

  Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

  Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, and redemption of the

Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

  Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSIDERATIONS

  Owners of the Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition,
(i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF EQUITY STOCK

  The Company is authorized to issue 100,000,000 shares of Equity Stock. At May 15, 1998, the Company had no outstanding shares of Equity Stock. The Company's articles of incorporation provide that the Equity Stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of Equity Stock. Holders of Equity Stock have no preemptive rights. The shares of Equity Stock will be, when issued, fully paid and nonassessable.

  The issuance of Equity Stock with special voting rights (or Common Stock) could be used to deter attempts by a single Shareholder or group of Shareholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue the Equity Stock (or Common Stock) for such purposes.

OWNERSHIP LIMITATIONS

  For a discussion of the ownership limitations that apply to Equity Stock, see "Description of Common Stock--Ownership Limitations."

TERMS OF EQUITY STOCK

  The following description of Equity Stock sets forth certain general terms and provisions of the Equity Stock to which any Prospectus Supplement may relate. The statements below describing the Equity Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's articles of incorporation (including the applicable form of certificate of determination) and bylaws.

  Reference is made to the Prospectus Supplement relating to the Equity Stock offered thereby for specific terms, including, where applicable, the following: (1) the designation of such Equity Stock; (2) the number of shares of such Equity Stock offered, the liquidation rights and the offering price of such Equity Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Equity Stock; (4) the provision for redemption, if applicable, of such Equity Stock; (5) any listing of such Equity Stock on any securities exchange; (6) the terms and conditions, if applicable, upon which such Equity Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (7) the voting rights, if any, of such Equity Stock; (8) any other specific terms, rights, limitations or restrictions of such Equity Stock; and (9) the relative ranking of such Equity Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

  Ranking. The ranking of the Equity Stock is set forth in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, such Equity Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank on a parity with the Common Stock.

  Dividends. Holders of shares of the Equity Stock of each series offered hereby shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors. Unless otherwise specified in the applicable Prospectus Supplement, dividends on such Equity Stock will be non-cumulative.

  Redemption. If so provided in the applicable Prospectus Supplement, the shares of Equity Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Equity Stock offered hereby that is subject to mandatory redemption will specify the number of shares of such Equity Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Equity Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable Prospectus Supplement.

  If fewer than all of the outstanding shares of Equity Stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Equity Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Equity Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Equity Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Equity Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Equity Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Equity Stock, the Board of Directors may fix a record date for the determination of shares of Equity Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

  Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Equity Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Equity Stock as Shareholders of the Company, except the right to receive the redemption price (but without interest), will cease.

  Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Equity Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, including the Equity Stock, according to their respective rights and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Unless otherwise specified in the applicable Prospectus Supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Equity Stock will rank on a parity with the holders of the Common Stock, subject to any maximum or minimum distribution to holders of Equity Stock specified in such Prospectus Supplement.

  Voting Rights. Unless otherwise specified in the applicable Prospectus Supplement, holders of the Equity Stock will have the same voting rights as holders of the Common Stock.

  No consent or approval of the holders of any series of Equity Stock will be required for the issuance from the Company's authorized but unissued Equity Stock of other shares of any series of Equity Stock including shares of such series of Equity Stock.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of Equity Stock offered hereby are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Equity Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Company or the holders of the Equity Stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Equity Stock.

                            DESCRIPTION OF WARRANTS

  The Company has no Warrants outstanding (other than options issued under the Company's stock option plan). The Company may issue Warrants for the purchase of Preferred Stock, Equity Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, number and terms of the shares of Preferred Stock, Equity Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock, Equity Stock or Common Stock, if any, will be separately transferable; (7) the price at which each share of Preferred Stock, Equity Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; and
(10) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes certain federal income tax considerations relating to a holder of Common Stock. The applicable Prospectus Supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed description of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective Shareholder in light of his or her particular circumstances or to certain types of Shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under federal income tax laws. The information in this section is based on the Code, including the provisions of the Taxpayer Relief Act of 1997 (the "1997 Act"), current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. The Company has not requested and does not plan to request any rulings from the IRS concerning the tax treatment of the Company or the Operating Partnership. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

  EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  As used under this heading, the term "Company" refers solely to PS Business Parks, Inc.

TAXATION OF THE COMPANY

  The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1990. The Company believes that its has been organized and operated in a manner so as to qualify as a REIT, and the Company intends to continue to operate in such a manner. So long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to Shareholders. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires or has acquired any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "Built-in Gain" (i.e., the excess of (a) the fair market value of such asset at the time of the acquisition by the Company over (b) the adjusted basis in such asset, determined at the time of such acquisition), such gain will be subject to tax at the highest regular corporate rate applicable, pursuant to anticipated Treasury Regulations that have yet to be promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to Notice 88-19 with respect to any such acquisition. Prior to 1997, AOPP was taxable as a regular C corporation. In making its election to be taxed as a REIT for 1997, AOPP elected to be subject to the Built-In Gain rules of Notice 88-19.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

  The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in conditions
(5) and (6). See "Description of Common Stock-Restrictions on Transfer." Moreover, pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, the Company will be treated as having met the requirement.

  The ownership restrictions in the Company's articles of incorporation generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of Common Stock (excluding the interest held by PSI) or more than 9.9% of the outstanding shares of each class or series of shares of Preferred Stock, unless an exception is established by the Board of Directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of the Company's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary.

  The REIT protective provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to the Company (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and the Company will not seek a private ruling on this or any other issue) or contend that the Company failed to enforce these various arrangements. Moreover, the Company's limitations will not apply to the ownership of shares at the time of the Merger, or to shares of stock of the Company deemed to be owned by a person as a result of such person's ownership of shares of PSI (however, such deemed ownership will be taken into account in determining whether a subsequent acquisition or transfer of shares of the Company (but not PSI) violates the limitations), exceptions not contained in the private letter rulings previously issued by the IRS. Accordingly, there can be no assurance that these arrangements necessarily will preserve the Company's REIT status. The Company believes, however, that it has issued and outstanding sufficient shares with sufficient diversity of ownership to allow it to satisfy the REIT ownership requirements.

  A REIT is not permitted to have at the end of any taxable year any undistributed earnings and profits that are attributable to a "C corporation" taxable year. As a result of the Merger, the Company succeeded to various tax attributes of AOPP, including any undistributed earnings and profits. AOPP was taxable as a "C corporation" prior to 1997, and does not believes that it has transferred any undistributed "C corporation earnings and profits" to the Company. However, neither AOPP nor the Company has sought an opinion of counsel or outside accountants to the effect that the Company has not acquired any "C corporation earnings and profits" from AOPP. There can be no assurance that the IRS would not contend otherwise on a subsequent audit of AOPP. Recently finalized Treasury Regulations provide for certain "deficiency dividend" distribution procedures. Although the application of the Treasury Regulations is not entirely clear, it appears that a REIT may be able to use such "deficiency dividend" procedures to distribute any C corporation earnings and profits deemed to have been acquired from a C corporation. In order to use this procedure, an affected REIT would have to make an additional distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), within 90 days of the IRS determination. In addition, the REIT would have to pay to the IRS an interest charge of up to 50% of the acquired C corporation earnings and profits that were not distributed prior to the end of the REIT's taxable year in which they were acquired. If C corporation earnings and profits were deemed to have been acquired by the Company, there can be no assurance, however, that the IRS would not take the position either that the procedure is not available at all (in which case the Company would fail to qualify as a REIT) or, alternatively, that even if the procedure is available, the Company cannot qualify as a REIT for its taxable year in which the earnings and profits were acquired, but it could qualify as a REIT for subsequent taxable years. Finally, if AOPP were determined not to have qualified as a REIT for the taxable year ended December 31, 1997 or its short taxable year ending at the time of the Merger, the Company would not be eligible to elect REIT status for up to four years after the year in which AOPP failed to qualify as a REIT. AOPP made an election to be taxed as a REIT commencing with its taxable year ended December 31, 1997. The Company and AOPP believe that AOPP's election is valid and that AOPP was organized, and operated in 1997 and until the time of the Merger, in conformity with the requirements for taxation as a REIT.

  Income Tests. In order to maintain qualification as a REIT, the Company must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company anticipates that none of its annual gross income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Company does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain properties that the Company believes may not be provided by the Company directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

  Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if the Company were to provide services that are not permissible services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed 1% of all amounts received, directly or indirectly, by the Company with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). In computing any such amounts, the amount that the Company would be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing those services.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

  Asset Tests. Generally, 75% by value of the Company's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which the Company owns an interest). Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. The Company believes that it satisfies these tests.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during the 10 year period beginning on the date the Company acquired that asset, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See "--General" above for a discussion of "Built-In Gain Assets." Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration.

  To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company may elect to require the shareholders to include the Company's undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of its shareholders' shares. If the Company makes such an election, the shareholders will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A shareholder will increase the basis in its Common Shares by the difference between the amount of capital gain included in its income and the amount of the tax that the Company is deemed to have paid on the shareholder's behalf. The earnings and profits of the Company will be adjusted appropriately. For a more detailed description of the tax consequences to a shareholder of such a designation, see "--Taxation of U.S. Shareholders Holding Common Stock."

  In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

  The Company intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company or due to the need to make nondeductible payments, such as principal payments on any indebtedness it may have. If such circumstances occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure of the Company to Qualify as a REIT. For any taxable year that the Company fails to qualify as a REIT, the Company would be taxed at the usual corporate rates on all of its taxable income. Those taxes would reduce the amount of cash available to the Company for distribution to its Shareholders. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible and will not be required to be made. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxed as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

  Unless certain relief provisions apply, the Company's election to be treated as a REIT will terminate automatically if the Company fails to meet the qualification requirements described above and the Company will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company's election was terminated (or revoked). If the Company loses its REIT status, but later qualifies and elects to be taxed as a REIT again, the Company may face significant adverse tax consequences.

TAXATION OF U.S. SHAREHOLDERS HOLDING COMMON STOCK

  As used herein, the term "U.S. Shareholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more Untied States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.

  Distributions by the Company. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Shareholders (and not designated as capital gain dividends) will generally be taxable to such Shareholders as ordinary income to the extent of the Company's current or accumulated earnings and profits. For purposes of determining whether distributions on shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock and second to shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock. Such distributions will not be eligible for the dividends received deductions in the case of Shareholders that are corporations. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the Shareholders on December 31 of the calendar year during which they were declared.

  Distributions designated by the Company as capital gain dividends generally will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the Shareholder has held its stock. Corporate Shareholders however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

  Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against future income (subject to certain limitations). Distributions made by the Company and gain arising from the sale or exchange by a holder of Common Stock will not be treated as passive activity income, and, as a result, holders of Common Stock generally will not be able to apply any "passive losses" against such income or gain. Future regulations may require that Shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

  Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares of Common Stock, they will be included in income as capital gains, assuming the shares of Common Stock are a capital asset in the hands of the U.S. Shareholder.

  Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Stock to include the Company's undistributed net long-term capital gains in their income. If the Company makes such an election, the holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. As described below in "--Recent Legislation," with respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

  Sales of Shares. In general, a U.S. Shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Common Stock. In the case of a taxable U.S. Shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, subject to a 28% tax rate, if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss, subject to a 20% tax rate, if such shares have been held for more than 18 months. In the case of a taxable U.S. Shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

  1997 Act Changes to Capital Gain Taxation. As described below in "--Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital-gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

  Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders" below.

  Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity by a corporation do not constitute "unrelated business taxable income" ("UBTI"), and thus distributions by the Company to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" (see "--Taxation of the Company--Requirements for Qualification" above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

TAXATION OF NON-U.S. SHAREHOLDERS

  The rules governing U.S. federal income taxation of non-U.S. Shareholders are complex, and the following discussion is intended only as a summary of such rules. Prospective non-U.S. Shareholders should consult with their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws including any reporting requirements.

  Distributions by the Company. Distributions to a non-U.S. Shareholder that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will generally be subject to tax as ordinary income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Such distributions will generally be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless reduced by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. If the amount distributed exceeds a non-U.S. Shareholder's allocable share of such earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such non-U.S. Shareholder's adjusted basis in the Common Stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder's Common Stock, such distributions will generally be subject to tax if such non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its Common Stock, as described below.

  For withholding tax purposes, the Company currently is required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under regulations generally effective for distributions on or after January 1, 1999, the Company would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of the Company's current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. As a result of a legislative change made by the Small Business Job Protection Act of 1996, under current law, it appears that the Company will be required to withhold 10% of any distribution to a non-U.S. Shareholder in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. Shareholder (or lower applicable treaty rate), to the extent the Company does not do so, any portion of such a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

  Distributions to a non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) the investment in the Common Stock is effectively connected with the non-U.S. Shareholder's United States trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests (whether or not designated as a capital gain dividend) will be taxed to a non-U.S. Shareholder at the normal capital gains rates applicable to domestic Shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a non-U.S. Shareholder that is a corporation and that is not entitled to treaty relief or exemption. The Company is required by applicable FIRPTA Treasury Regulations to withhold 35% of any such distribution that is or could be designated by the Company as a capital gain dividend. That amount is creditable against the non-U.S. Shareholder's United States FIRPTA tax liability.

  Amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see "Taxation of Taxable Domestic Holders of Common Stock" above) would be treated with respect to non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

  Sale of Common Stock. Gain recognized by a non-U.S. Shareholder upon a sale of its Common Stock will generally not be subject to tax under FIRPTA if the Company is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of the Shareholders are non-U.S. Shareholders, the Company expects to qualify as a "domestically controlled REIT." Accordingly, a non-U.S. Shareholder should not be subject to U.S. tax on gains recognized upon disposition of the Common Stock, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual Shareholder, such holder is not present in the United States for 183 days or more during the year of sale and certain other requirements are met.

  Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends, or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally a foreign corporation controlled by United States Shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. Shareholder and certain other conditions are met, or the Shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the Shareholder certifies under penalty of perjury that the Shareholder is a non-U.S. Shareholder, or otherwise establishes an exemption. A non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The United States Treasury Department has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. A non-U.S. Shareholder should consult its advisor regarding the effect of the new Treasury Regulations.

RECENT LEGISLATION

  As described above, the 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

  Capital Gain Rates. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs and to sales of interests in "pass-through entities." Currently no such regulations have been promulgated or proposed. For a discussion of new rules under the 1997 Act that apply to the taxation of distributions by the Company to Shareholders that are designated by the Company as "capital gain dividends," see "--Taxation of U.S. Shareholders Holding Common Stock--Distributions by the Company." Shareholders are urged to consult with their tax advisors with respect to the new rules contained in the 1997 Act.

  REIT Provisions. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

RECENT TAX PROPOSAL

  The administration's budget proposal announced on February 2, 1998 includes a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries. The proposal would require a REIT to own no more than 10% of the vote or value of the outstanding stock of any non-qualified REIT subsidiary. Existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject to the existing 5% asset test and 10% voting securities test (see "-- Tax Treatment of the Company"), except that such grandfathered status would terminate if the non-qualified REIT subsidiary engaged in a new trade or business or acquired substantial new assets on or after the effective date of the proposal. Although the Company does not now have any such subsidiaries, the proposal, if enacted, could materially impede the Company's ability to engage in other activities through non-qualified REIT subsidiaries without jeopardizing the Company's REIT status. This would limit the Company's ability to derive economic benefit from engaging in activities which were related to the Company's businesses, but which were not qualified REIT activities.

TAX ASPECTS OF THE COMPANY'S OWNERSHIP OF INTERESTS IN THE OPERATING
PARTNERSHIP

  General. A significant portion of the Company's investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on those items, without regard to whether the partners receive a distribution from the partnership. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that for purposes of applying the REIT gross income and gross asset tests, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share, in each case based on its "capital interest" in the partnership. In addition, the character of the gross income and assets of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code which includes the gross income and asset tests described above. The Company will have direct control of the Operating Partnership and intends to operate it consistent with the requirements for qualification as a REIT. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and will take into account its distributive share of partnership items in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held through the Operating Partnership.

  Entity Classification. If the Operating Partnership were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and would preclude the Company from qualifying as a REIT. The same result could occur if any subsidiary partnership failed to qualify for treatment as a partnership.

  Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests.

  Under final Treasury Regulations that became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes unless it specifically elects otherwise. The Treasury Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

  The Company believes that the Operating Partnership will be treated as a partnership for federal income tax purposes (and not as an association taxable as a corporation).

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, those provisions require that partnership allocations reflect the economic arrangement of the partners. The allocations of taxable income and loss provided for in the Operating Partnership Agreement are intended to comply with the requirements of Section 704(b) of the Code and the related Treasury Regulations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item.

  Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at that time (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Similar rules can apply in the case of appreciated or depreciated properties held by a partnership at the time of new contributions by the partnership. The Operating Partnership was formed by way of contributions of appreciated and depreciated properties. Consequently, the Operating Partnership Agreement requires that those allocations be made in a manner consistent with Section 704(c) of the Code.

  In general, the partners of the Operating Partnership who contributed assets will be allocated differing depreciation deductions than if they had retained the contributed property. In addition, on the disposition of any contributed asset that has a Book-Tax Difference, the income or loss attributable to the Book-Tax Difference generally will be allocated to the contributing partner. These allocations will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of that sale. Such an allocation might cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements.

  Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the "traditional method" or the election of certain methods that would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company will determine with respect to each contribution to the Operating Partnership which method to use.

TAXATION OF HOLDERS OF PREFERRED STOCK, EQUITY STOCK, DEPOSITARY SHARES AND WARRANTS

  If the Company offers one or more series of Preferred Stock, Equity Stock, Depositary Shares or Warrants, there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

STATE AND LOCAL TAXES

  The tax treatment of the Company and the Shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of the Company and the Shareholders is provided nor is any representation made as to the tax status of the Company in such states. All investors should consult their tax advisors as to the treatment of the Company under the respective state tax laws applicable to them.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

  Direct sales to investors may be accomplished through subscription offerings or through shareholder purchase rights distributed to Shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to Shareholders, if all of the underlying Securities are not subscribed for, the Company may sell such unsubscribed Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Securities are subscribed for, the Company may concurrently offer additional Securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. If Securities are to be sold through shareholder purchase rights, such shareholder purchase rights will be distributed as a dividend to the Shareholders for which they will pay no separate consideration. The Prospectus Supplement with respect to the offer of Securities pursuant to shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including (i) whether common shares or common share warrants, or both, will be offered pursuant to the shareholder purchase rights and the number of common shares and common share warrants, as applicable, which will be offered pursuant to the shareholder purchase rights, (ii) the period during which and the price at which the shareholder purchase rights will be exercisable, (iii) the number of shareholder purchase rights then outstanding, (iv) any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights and (v) any other material terms of the shareholder purchase rights.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

  This Prospectus may also be used in registered resales by the following holders of Common Stock:

                                                                                SHARES OF     PERCENTAGE OF
                          SHARES OF COMMON                       SHARES OF     COMMON STOCK OUTSTANDING SHARES
                               STOCK         PERCENTAGE OF      COMMON STOCK   BENEFICIALLY  OF COMMON STOCK
                            BENEFICIALLY   OUTSTANDING SHARES BEING REGISTERED  OWNED AFTER BENEFICIALLY OWNED
          NAME                OWNED(1)     OF COMMON STOCK(1)  FOR RESALE(2)     RESALE(1)    AFTER RESALE(1)
          ----            ---------------- ------------------ ---------------- ------------ ------------------
State of Michigan
 Retirement Systems.....     1,311,111            7.0%            888,172        422,939           2.3%
Cohen & Steers Capital
 Management, Inc.(3)....     1,311,111            7.0%            888,171        422,940           2.3%
Morgan Stanley Asset
 Management(3)..........     1,092,593            5.9%            740,143        352,450           1.9%
Harvard Private Capital
 Realty, Inc............       874,074            4.7%            592,114        281,960           1.5%
ABKB/LaSalle Securities
 Limited Partnership(3).       874,074            4.7%            592,113        281,961           1.5%
Fidelity Real Estate
 Investment Portfolio...       769,294            4.1%            521,134        248,160           1.3%
Stanford University.....       437,037            2.3%            296,058        140,979           (4)
The Fidelity REIT
 Collective Pool........        66,048            (4)              44,742         21,306           (4)
State Employees'
 Retirement Fund of the
 State of Delaware......        30,911            (4)              20,940          9,971           (4)
J.W. McConnell Family
 Foundation.............         7,821            (4)               5,298          2,523           (4)

--------

(1) Reflects issuance of an aggregate of 6,774,074 shares of Common Stock to these holders pursuant to the Common Stock Purchase Agreement dated as of January 23, 1998 (the "Agreement") and the Amended and Restated Agreement and Plan of Reorganization dated as of December 17, 1997 (the "Plan of Reorganization"), consisting of an aggregate of 2,185,189 shares issued pursuant to the Agreement and the Plan of Reorganization in March 1998 and an aggregate of 4,588,885 shares issued pursuant to the Agreement in May 1998.

(2) Reflects an aggregate of 4,588,885 shares issued pursuant to the Agreement in May 1998.

(3) All shares of Common Stock held as agent for and for the benefit of certain of such holder's clients.

(4) Less than 1%.

  This Prospectus may also be used in registered resales of Common Stock by the following persons upon exchange of interests in the Operating Partnership for Common Stock:

                          SHARES OF COMMON     SHARES OF COMMON     SHARES OF COMMON
                         STOCK BENEFICIALLY STOCK BEING REGISTERED STOCK BENEFICIALLY
          NAME              OWNED(1)(2)         FOR RESALE(1)      OWNED AFTER RESALE
          ----           ------------------ ---------------------- ------------------
Galaxy Partnership......       14,384               14,384                  0
Galaxy Associates,
 L.L.C..................       64,042               64,042                  0
Faraton Corp............        1,748                1,748                  0

--------
(1) Reflects shares to be issued upon exchange of interests in the Operating Partnership.

(2) Less than 1% of the outstanding shares of Common Stock.

  The Company has registered the shares of Common Stock by the holders in the tables above to provide such holders with freely tradeable Common Stock, but the registration of such shares does not necessarily mean that all of such shares will be issued by the Company or any will be offered or sold by such holders. The Company will not receive any proceeds from the offering by such holders.

  The holders in the tables above may sell the shares of Common Stock to investors directly or through agents or to one or more underwriters for public offering and sale by them in any of the types of transactions described above. Any such underwriter or agent involved in the offer and sale of such shares will be named in the applicable Prospectus Supplement.

  Any profits realized on sales pursuant to this Prospectus by the holders in the tables above of such shares may be regarded as underwriting compensation. All expenses incident to the offering and sale of such shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company. The Company has agreed to indemnify the holders of such shares against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL OPINIONS

  David Goldberg, vice president and counsel of the Company, has delivered an opinion to the effect that the securities offered by this Prospectus will be validly issued, fully paid and nonassessable. Hogan & Hartson L.L.P., Washington, D.C., has delivered an opinion as to the status of the Company as a REIT. See "Certain Federal Income Tax Considerations." Mr. Goldberg owns 4,256 shares of Common Stock, and has options to acquire an additional 7,991 shares of Common Stock.

                                    EXPERTS

  The financial statements of Public Storage Properties XI, Inc. as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 which are included in the Company's Annual Report on Form 10-K, the consolidated financial statements of PS Business Parks, Inc. (successor to American Office Park Properties, Inc.) as of December 31, 1997 and 1996 and for the period from April 1, 1997 through December 31, 1997, from January 1, 1997 through March 31, 1997, and the years ended December 31, 1996 and 1995, which are included in the Company's Current Report on Form 8-K/A dated April 17, 1998, and the combined statement of revenues and certain operating expenses of the Principal Properties (as defined in Note 1 to such combined statement) for the year ended December 31, 1997 which is included in the Company's Current Report on Form 8-K dated May 4, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the Securities, are as follows:

   Registration Fee--Securities and Exchange Commission............... $147,500
   Transfer Agent and Depositary Fees.................................  125,000
   Rating Agency Fees.................................................  100,000
   Printing and Engraving Expenses....................................  200,000
   Legal Fees and Expenses............................................  100,000
   Accounting Fees and Expenses.......................................  100,000
   Miscellaneous......................................................   27,500
                                                                       --------
     Total............................................................ $800,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Articles of Incorporation provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Articles V and VI of the Restated Articles of Incorporation (Exhibit 3.1) and Article VII of the Restated Bylaws (Exhibit 3.2) which are incorporated herein by this reference. The Company has also entered into indemnity agreements with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.

ITEM 16. EXHIBITS.

  See Exhibit Index contained herein.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the Securities being registered which remains unsold at the termination of the offering.

  (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 15th day of May, 1998.

                                          PS BUSINESS PARKS, INC.

                                               /s/ Ronald L. Havner, Jr.
                                          By: _________________________________
                                                   Ronald L. Havner, Jr.,
                                                         President

  Each person whose signature appears below hereby authorizes Ronald L. Havner, Jr. and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         CAPACITY                 DATE
             ---------                         --------                 ----

   /s/ Ronald L. Havner, Jr.         Chairman of the Board, Chief   May 15, 1998
____________________________________  Executive Officer,
       Ronald L. Havner, Jr.          President, Chief Financial
                                      Officer and Director
                                      (principal executive
                                      officer, principal
                                      financial officer and
                                      principal accounting
                                      officer)

       /s/ Harvey Lenkin             Director                       May 15, 1998
____________________________________
           Harvey Lenkin


       /s/ Vern O. Curtis            Director                       May 15, 1998
____________________________________
           Vern O. Curtis

     /s/ Arthur M. Friedman          Director                       May 15, 1998
____________________________________
         Arthur M. Friedman

       /s/ James H. Kropp            Director                       May 15, 1998
____________________________________
           James H. Kropp

      /s/ Alan K. Pribble            Director                       May 15, 1998
____________________________________
          Alan K. Pribble

       /s/ Jack D. Steele            Director                       May 15, 1998
____________________________________
           Jack D. Steele


                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  1.1    Form of Underwriting Agreement.(1)
  3.1    Restated Articles of Incorporation.(2)
  3.2    Restated Bylaws.(2)
  4.1    Form of Certificate of Determination for series of Preferred Stock.(1)
  4.2    Form of Deposit Agreement.(1)
  4.3    Form of Certificate of Determination for series of Equity Stock.(1)
  4.4    Form of Warrant Agreement.(1)
         Opinion of David Goldberg as to the legality of the securities being
  5.1     registered.(3)
  8.1    Opinion of Hogan & Hartson L.L.P. re tax matters.(3)
 12.1    Statement on computation of ratio of earnings to fixed charges.(4)
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of David Goldberg (included in Exhibit 5.1).(3)
 23.3    Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).(3)
 24.1    Power of Attorney (included on page II-3).

--------

(1) To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the offering of Securities.

(2) Filed with the registrant's Current Report on Form 8-K dated March 17, 1998 and incorporated herein by reference.

(3) Previously filed.

(4) Filed with the registrant's Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference.